Issuer Free Writing Prospectus Dated November 25, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus Dated November 18, 2024

Registration Statement No. 333 – 281922

MINT I s su e r Fre e Wri t i ng Pr os p e ctu s D ate d N ov e mb e r 25 , 20 24 F i le d Pu rs u an t to Ru l e 43 3 of th e Se c ur i t ie s A c t of 19 33 , as a me n d e d Re la t i ng to Pr e l i mi n ar y Pr os p e c tu s D ate d N ov e mb e r 18 , 20 24 Re g i stra t io n S tate m e nt No. 33 3 – 28 1922 INCORPORATION LIMITED (Reserved Nasdaq Symbol: MIMI) November 2024

This free writing prospectus relates to the proposed initial public offering of Class A Ordinary Shares (“Class A Ordinary Shares“) of Mint Incorporation Limited (together with its subsidiaries, “we,” “us,” “the Group” and “our” ) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1998560/000121390024099473/ea0201 201 - 09.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Benjamin Securities, Inc . on 3 West Garden Street, Suite 407 , Pensacola, FL 32502 , or via email : info@benjaminsecurities . com, or contact Mint Incorporation Limited via email : info@mimintinc . com . Free Writing Prospectus Statement 2

This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to conform these statements to actual results or revised expectations . Forward - Looking Statement 3

Content

- Offering Summary
- Company Overview
- Competitive Strengths
- Industry Overview
- Strategies
- Management & Directors
- Financials

# Offering Summary

| | |
|---|---|
| Issuer | Mint Incorporation Limited |
| Security | Class A Ordinary Shares |
| Proposed Nasdaq Capital Market Symbol | MIMI |
| Pre-offering Ordinary Shares Outstanding | 14,000,000 Class A Ordinary Shares and 7,000,000 Class B Ordinary Shares |
| Number of Class A Ordinary Shares Offered | 1,750,000 Class A Ordinary Shares<br>(2,012,500 Class A Ordinary Shares if Over-Allotment Option is exercised in full) |
| Offering Price per Share | Between US$4.00 and US$5.00 per Class A Ordinary Share |
| Offering Size | US$7,000,000 (based on minimum offering price per Class A Ordinary Share, assuming the underwriters do not exercise the over-allotment option) |
| Use of Proceeds | • ~30% - Increasing operating scale and expanding business and geographic coverage including the United States of America and the United Kingdom<br>• ~30% - Potential strategic investment and acquisitions<br>• ~10% - Upgrading IT services<br>• ~30% - Fund working capital and for other general corporate purposes |
| Underwriters | Benjamin Securities, Inc.<br>Prime Number Capital, LLC |

See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

5

01 Company Overview 6

# Hong Kong-based Interior Design & Fit Out Works Provider

**Strategically focused on integrated and industry-specific services for commercial properties**



Internationally-renowned retail stores

F&B outlets





Offices

Luxury residential properties



## Design Services

- Understand the needs of individual customers and the industries
- Conceptualize customers' design ideas with layout plans and sketches
- Create tailor-made interior design proposals
- Produce project documentation

## Design and Fit-Out Services

- Overall project management, coordination and quality control
- Supervise fit out works carried out by subcontractors
- Other services: repair and maintenance works and procurement of furniture and fit out materials, etc.

See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

7

Material Suppliers Subcontractors Customers Our Company Types of materials include: - Floor panels - Furniture - Glass - Windows - Lighting - Marbles - Tiles Types of fit - out works include: - Air conditioning works - Carpentry works - Metal and glass works - Tiles, marble and flooring works provides goods / services - Consultation - Design - Project management and supervision - Quality control - Maintenance Main customer types: private companies and individuals Main types of premises: residential and commercial engage Business Model 8 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

Central Shatin Happy Valley Pok Fu Lam Central Five largest projects (in terms of revenue recognized) completed during FY2023 and FY2024 Design and fit out Food & beverage US$ 582,828 Design and fit out Food & beverage US$ 473,441 Design and fit out Retail US$ 470,441 Design and fit out Residential US$ 308,679 Design and fit out Playground US$ 279,377 Type of project: Use of premises: Revenue recognized: Major Projects 9 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

Mint Incorporation Limited BVI Matter Interiors Limited HK 100% CKL Holding Limited BVI 100% Corporate Structure 10 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

02 Competitive Strengths 11

Mr . Hoi Lung CHAN Director and Chief Executive Officer > 15 years of experience in practicing design and architecture in both USA and Asia Pacific Region Mr . Cheong Shing KU Director and Chairman > 15 years of experience in the interior design and fit out services industry Control the costs of projects Manage and implement projects effectively Formulate competitive quotation Dedicated Management Team with Extensive Industry Experience See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss. 12

Quality Services Backed by Well - established Design Quality Control System An organized and systematic approach In - house design references and guidelines Internal standards and specifications • Design trends • Styles • Available materials and technics • Different interior space and environments Updates on latest: Design solutions & illustrations for: Governing deliverables of interior designs and decorations: • Layout plans • Image boards • Computer generated images • Sample boards • Dimensional plans • Working details Creative Director An internal control system Project Director & Project Managers • Oversees the designs produced by the design team • Oversee aspects such as workload assessment, billing matters, project management, contractual issues and customer relationships Interior designers: quality designs in an efficient manner See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss. 13 Execute projects effectively & efficiently Meet customers’ requirements

Stable and Strong Relationships with a Number of Customers and Subcontractors Strong customer loyalty Wide range of commercial properties Strong network of subcontractors Internally - approved Working consistently with us Chosen based on: • sufficiency of staffing & other resources • technical capability Provided design and design and fit out services for: Recurring customers include: an internationally renowned retail chain store a premier charitable organization in Hong Kong Return customers Offices Franchised stores Beauty salons Chain restaurants Lounges Office lobbies Gyms Subway stations Museums Massage parlors Bookstore Business referrals New Business Opportunities Customer Satisfaction See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss. 14

03 Industry Overview 15

Growing Demand from Commercial and Retail Sectors Increasing Income Level and Pursuit of Better Living Standards ↑ Income level + living standard ↑ Requirement and demand for quality interior design for new properties GNI per capita in Hong Kong 1 $ 3 98 . 6 $ 4 10 . 8 t ho u s an d t ho u s an d ( 2 0 1 8 ) ( 2 0 2 3 ) ↑Consumption power ↑Willingness towards consumer expenditure on design and fit out The Government Land Sale Programme in 2023 - 24 commercial sites industrial sites 3 3 2 0 0 , 0 0 0 s q. m . commercial floor area & 1 7 0 , 0 0 0 s q. m . industrial floor area Market Opportunities and Growth Drivers Sustained Supply of Residential Buildings 2023 - 24 Budget Estimated average annual production ~ 1 9 , 0 0 0 u n i ts over the next five years from 2023 onwards Expected first - hand private residential unit supply for the next 3 - 4 years ~ 1 05 , 0 0 0 u n i t s Completion of large private domestic units is expected to maintain a production volume of ~ 1 , 3 0 0 - 1 , 7 0 0 un i t s during 2022 to 2026 16 1 Source: Census and Statistics Department of Hong Kong See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

04 Strategies 17

Expand existing interior design teams Strengthen Interior Design Team and Pursue Strategic Geographic Expansion London New York Grow our overseas market presence Establish branch offices in prominent cities in the US & UK Ride on existing overseas network Procure new customers & projects existing customers: international brands with worldwide retail store coverage existing overseas network of co - founder Mr. Chan Obtain & expand business from existing customers Attract new customers 18 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

Enhance Brand Recognition and Sales and Marketing Strategy to Expand Customer Base Create a corporate website accessibility of our corporate profile exposure to potential new customers 01 03 02 04 Arrange for media exposure through press interviews, media programs etc. 19 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss. Participate in Issue industry seminars periodic publications Place advertisement in industry magazines Commit more resources in sponsorship programs Participate in more industry exhibitions & forums brand awareness market presence Hong Kong & other selected countries with potential

Improve Interaction with Customers by Developing Web Interface and Information Technology Systems Develop internet and mobile applications web interface • Design software • Accounting system • IT hardware • Professional equipment Purchase or upgrade Customer experience Information technology systems Design capability & financial reporting system Enhance Improve communication with customers Customer relationship management module Invest in Enterprise resource planning system Upgrade Existing hardware streamline and automate daily operation flow Operational efficiency Effective cost control 20 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

Pursue Growth through Potential Investment and Acquisitions United Kingdom United States Hong Kong Targets: strong interior design and project management teams capable of independent profitable operation Acquisition complementary to our design and operational value 21 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

05 Management & Directors 22

Management and Directors Cheong Shing KU Director and Chairman • Co - founder and director of Matter Interiors Limited • Over 15 years of experience in the interior design and fit out services industry • Previously worked for Lincoln Lue Associates Architects, San Francisco, Once Space Ltd., DWP, Starbucks Coffee Asia Pacific Limited and Hong Kong Jockey Club • Previously worked as Part Time Lecturer at Hong Kong College of Technology for High Diploma in Interior Design and project director at Retro Design Limited • Awarded certificate of completion for architecture design practice with BIM • Bachelor’s degree of science in interior design from San Francisco State University Hoi Lung CHAN Director and Chief Executive Officer Sze Ki CHENG Chief Financial Officer • Over 20 years of experience in audit, accounting, and finance • Previously worked as chief financial officer, director and corporate secretary of Network CN Inc (OTC: NWCN) and financial controller of Graphex Group Ltd and Anucell Technology Holding Limited • Worked as an auditor with PricewaterhouseCoopers for almost four years • Associate member of the Hong Kong Institute of Certified Public Accountants • Bachelor’s degree in business administration with a major in accountancy from the Hong Kong Baptist University • Co - founder of Matter Interiors Limited • Over 15 years of professional experience in architecture and interior design • Previously worked as architectural designer at Alsop Architects Ltd in Shanghai and Beijing and architect at Kohn Pedersen Fox Associates PC (KPF) in both New York and Hong Kong offices • Served as Adjunct Assistant Professor in Department of Architecture at Chuhai College of Higher Education • Awarded the Asia Top 40 under 40 Young Design Professional Award in 2022 • Registered architect in the State of New York and a member of the American Institute of Architects and the Royal Institute of British Architect • Master of Architecture degree from Massachusetts Institute of Technology • Bachelor’s degree of social science in architectural studies from the Chinese University of Hong Kong 23 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

Management and Directors Ving Lung MA Independent Director nominee • Over 28 years of experience in audit, accounting and finance • Sole proprietor of Nelson Ma & Co. Certified Public Accountants • Previously served as audit partner in Ma Ving Lung CPA • Previously worked at financial controller and company secretary in several listed companies in Hong Kong • Served as an independent non - executive director in several Hong Kong listed companies • Hong Kong (Fellow) Certified Public Accountant (Practising) • Chartered Global Management Accountant • Hong Kong Certified Public Accountant • Member of American Institute of Certified Public Accountants • Certified General Accountant, Canada – Level 5 and 6 • Member of the Hong Kong Independent Non - Executive Director Association • Fellow member of the Taxation Institute of Hong Kong • Fellow member of the Hong Kong Institute of Directors • Honor degree in Accounting from York University • Bachelor’s Degree in Administration Studies from York University Chun Pong Raymond SIU Independent Director nominee Lo Chanii KAM Independent Director nominee • Over 15 years of experience in executive search, public relations, investor relations and strategic development • Served as overseas development director in China Harmony Auto Holding Limited (SEHK: 3836) • Previously worked for a number of well - established senior recruitment companies in Hong Kong • Previously served as a strategic development director of iClick Interactive Asia Limited (NASDAQ: ICLK) • Served as an independent director of Reitar Logtech Holdings Limited (NASDAQ: RITR) • Bachelor’s degree of business administration from the University of Central Oklahoma • Over 16 years of experience in law with practical experience in corporate finance and regulatory compliance • Established Raymond Siu & Lawyers and served as the senior partner • Previously worked as a partner of F. Zimmern & Co., Solicitors & Notaries • Served as the company secretary of several Hong Kong listed companies • Served as an independent non - executive director of China Wantian Holdings Limited (SEHK: 1854) • Served as an independent director of Reitar Logtech Holdings Limited (NASDAQ: RITR) • Master’s degree of laws from University College London • Bachelor’s degree of laws from The University of Hong Kong 24 See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

06 Financials 25

126.4 156.1 2023 2024 Gross Profit Gross Profit Margin 26 Revenue Gross Profit and Gross Profit Margin Net Income and Net Income Margin 202.5 360.3 64.8 78.0 2023 2024 Design and fit out services Design only services 81.9 78.3* (USD 10,000) (USD 10,000) 30.7% 17.9%* Net Income Net income margin (USD 10,000) 47.3% 35.6% 267.3 438.3 2023 2024 * Including the impact of the increase in professional fees in relation to initial public offering Key Financials & Operating Data See offering documents for further details. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

27 The Company Mint Incorporation Limited Email: info@mimintinc.com Address: 503 Park Tower, 15 Austin Road, Tsim Sha Tsui, Kowloon, Hong Kong Underwriter Benjamin Securities, Inc. Email: info@benjaminsecurities.com Address: 3 West Garden Street, Suite 407, Pensacola, FL 32502 Contact Us: